Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Applied Micro Circuits Corporation’s Amended and Restated 1992 Equity Incentive Plan, of our reports dated May 25, 2007, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation, included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007, Applied Micro Circuits Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Applied Micro Circuits Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
November 9, 2007